Exhibit 99.2

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Industries Elects New Director

April 22, 2014 – Woodland Park, NJ – Cytec Industries Inc. (NYSE:CYT) announced today that the Company’s Board of Directors has elected Mr. David Hess as a new director, increasing the size of the Board to ten.

Mr. Hess recently retired as President of Pratt & Whitney, a division of United Technologies Corporation. He previously held numerous leadership positions during his 35 year career at United Technologies also including President, Hamilton Sundstrand and President, Aerospace Power System, Hamilton Sundstrand.

Shane Fleming, Chairman, President and Chief Executive Officer, commented, “Dave’s vast experience in the aerospace industry and his global business and operating experience will be invaluable to Cytec and its Board of Directors. We all look forward to Dave making a significant contribution to our continuing success.”

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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